Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AND CONTRIBUTION AGREEMENT by and among Potter’s Professional Lawn Care, LLC, Potter’s professional lawn care, Inc., nina Potter fernandez, AND Grant Potter

Dated February 3, 2020

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ASSET PURCHASE AND CONTRIBUTION AGREEMENT

THIS ASSET PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of February 3, 2020, by and among Potter’s Professional Lawn Care, LLC, a Delaware limited liability company (“Buyer”), Potter’s Professional Lawn Care, Inc., a Florida corporation (“Seller”) and the Shareholders (defined below).

RECITALS

A. Seller is engaged in the business of commercial and residential fully-integrated lawn maintenance and landscape services including lawn care, new landscape design and installation, pest control, irrigation, and arbor care (the “Business”).

B. The Shareholders collectively own 100% of the issued and outstanding capital stock of Seller.

C. Upon the terms and subject to the conditions set forth herein, Seller proposes to sell, transfer and contribute, and Buyer and ANC Potter’s propose to buy, substantially all of the assets and assume solely certain specified liabilities of Seller.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I.
THE TRANSACTION

1.1. Purchase and Sale of Acquired Assets; Assumed Liabilities.

(a) Purchase and Sale of Cash-Purchased Assets. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, an undivided 60% interest (the “Cash-Purchased Assets”) in all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s books of account or financial statements, excluding only the Excluded Assets (the foregoing collectively, the “Acquired Assets”), free and clear of any and all Encumbrances other than Permitted Encumbrances, including all of the following:

(i) all Restricted Cash;

(ii) all trade and other notes and accounts receivable, advance payments, deposits (including customer deposits), prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund;

(iii) all inventory of raw materials, work in process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on Seller’s books of account, in each case with any transferable warranty and service rights of Seller with respect to such Acquired Assets;

(iv) all personal property and interests therein, wherever located, including the personal property set forth on Schedule 1.1(a)(iv) and all vehicles (including, but not limited to, the Business Vehicles), tools, parts and supplies, fuel, machinery, equipment, tooling, furniture, furnishings, appliances, fixtures, office equipment and supplies, owned and licensed computer hardware and software and related documentation (including any source code or systems documentation associated therewith), stored data, communication equipment, trade fixtures and leasehold improvements, in each case with any transferable warranty and service rights of Seller with respect to such Acquired Assets;

(v) all rights under all Contracts, including the Contracts set forth on Schedule 1.1(a)(v) (the “Assumed Contracts”);

(vi) telephone and fax numbers, websites and social media accounts, including the ones identified on Schedule 1.1(a)(vi);

(vii) all Books and Records, except as specifically provided by Section 1.1(c)(iv);

(viii) all Benefit Plans (including all insurance policies, plan sponsor rights in trusts, and administration service Contracts related thereto), and all assets held by Seller in respect of any Benefit Plan;

(ix) all Tax Returns to the extent of, or to the extent maintained for, the Acquired Assets, but excluding any such items if (A) they are included in, or to the extent related to, any Excluded Assets or Retained Liabilities or (B) any Law prohibits their transfer;

(x) any claims or causes of action of Seller (except those claims or causes of action that are exclusively related to and arise in connection with the Retained Liabilities or Excluded Assets) against any third party relating to the Business or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(xi) all trademarks, service marks and trade names of Seller (including the trademarks and trade names “Potter’s Lawn & Landscaping”) and any logos, designs, symbols, trade dress or other source indicators associated therewith, any fictitious names, d/b/a’s or similar filings related thereto, or any variant of any of them, all business goodwill associated therewith and any applications therefor or registrations thereof, and any other forms of technology, intangibles, know-how, Intellectual Property or industrial property rights, including any patents, trade secrets, proprietary manufacturing processes, copyrights, rights of publicity, and any licenses, consents or other agreements relating thereto;

(xii) any Permits to the extent their transfer is permitted by applicable Law;

(xiii) all of Seller’s intangible assets related to the Business, including Seller’s goodwill related to the Business;

(xiv) all lists, documents, records and information, in all formats (tangible and intangible) used by Seller and its Affiliates in connection with or otherwise related to the Business, concerning past, present or prospective clients, customers, suppliers, vendors or other business relations of the Business; and

(xv) all insurance benefits of Seller (except those insurance benefits that are exclusively related to and arise in connection with the Retained Liabilities or the Excluded Assets), including rights to make claims and proceeds, arising from or relating to the Business, the Acquired Assets or the Assumed Liabilities prior to the Closing.

Without limiting the generality of the foregoing, the Acquired Assets shall include all of the assets of Seller reflected on the Interim Balance Sheet and all assets acquired by Seller since the Interim Balance Sheet Date, except to the extent disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date or except to the extent specifically identified herein as an Excluded Asset.

(b) Contributed Interest. Subject to the terms and conditions of that certain Rollover Contribution Agreement by and between Seller and ANC Green Solutions - Potter’s, LLC (“ANC Potter’s”) in the form attached hereto as Exhibit A (the “Contribution Agreement”), at the Closing, Seller shall convey, transfer, assign and deliver to ANC Potter’s, and ANC Potter’s shall receive from Seller, an undivided 40% interest (the “Contributed Assets”) in the Acquired Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances, in exchange for equity securities of ANC Potter’s in a transaction intended to qualify as a tax free transaction under Section 721 of the Code, as more specifically described in the Contribution Agreement.

(c) Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder and to ANC Potter’s under the Contribution Agreement, and the Acquired Assets shall not include, solely the following assets and properties (such retained assets and properties being the “Excluded Assets”):

(i) all rights under this Agreement and any Ancillary Agreement;

(ii) all of the equity interests in Seller;

(iii) the records pertaining to the organization and existence of Seller;

(iv) any Books and Records which Seller is required by applicable Law to retain; provided, however, that Seller shall provide Buyer with copies of all such Books and Records at or prior to the Closing; and

(v) the assets specifically set forth on Schedule 1.1(c)(v).

(d) Assumed Liabilities. Subject to the terms and conditions hereof, at the Closing, Buyer shall, pursuant to a Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit B (the “Bill of Sale”), assume and agree to fully pay, discharge, satisfy and perform, the following Liabilities of Seller, except in each case to the extent any such Liabilities would have been performed, paid or otherwise discharged on or prior to the Closing Date, but for a breach or default by Seller or the Shareholders (the “Assumed Liabilities”):

(i) those working capital liabilities of Seller that were incurred in the Ordinary Course of Business, but only to the extent reflected as current liabilities in the calculation of Final Working Capital;

(ii) the Liabilities of Seller arising under or relating to any Assumed Contract to the extent such Liabilities relate to events or occurrences following the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, breach of warranty or other breach, default or violation by Seller on or prior to the Closing; and

(iii) Liabilities of the Seller in connection with the Contracts set forth on Schedule 1.1(d)(iii) (the “Equipment Financing”) in the amounts not to exceed the aggregate amount of the Equipment Financing set forth in such schedule.

(e) Retained Liabilities. Notwithstanding anything contained herein to the contrary, the Retained Liabilities shall not be assumed by Buyer or ANC Potter’s, but instead shall be retained, performed, paid and discharged by Seller and the Shareholders. The term “Retained Liabilities” means all Liabilities of Seller or any of its Affiliates including, without limitation, all Liabilities arising out of the use, ownership, possession or operation of the Acquired Assets or the conduct of the Business prior to the Closing Date, excepting only the Assumed Liabilities; provided however that without limiting the foregoing, the Retained Liabilities shall include the following:

(i) any Liability for Taxes incurred by Seller, including Seller’s portion of the Transfer Taxes as set forth in Section 6.2, and any Liability of Seller for the Taxes of another Person under a contractual indemnity or covenant, as a transferee or otherwise under applicable Tax Laws, regulations or administrative rules;

(ii) any claim or Liability in connection with or arising from or relating to any Excluded Asset, including any Taxes associated therewith;

(iii) any Indebtedness and Transaction Expenses;

(iv) any and all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by Seller or the Shareholders in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including the exhibits and Schedules hereto) and all Ancillary Agreements, (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (c) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including any retention bonuses, “success” fees, change of control payments and any other payment obligations payable as a result of or in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(v) any Liability of Seller to the Shareholders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any Liability of Seller pursuant to the agreements and arrangements set forth on Schedule 3.21;

(vi) any Liability of Seller arising out of this Agreement and any Ancillary Agreement;

(vii) any Liability arising out of or relating to any business or property formerly owned or operated by Seller, any Affiliate or predecessor thereof, or by the Shareholders, but not presently owned and operated by Seller or the Shareholders;

(viii) any Liability under or related to the Benefit Plans;

(ix) any Liability of Seller or its predecessors arising out of any Contract, Permit, franchise or claim that is not transferred to Buyer as part of the Acquired Assets or, subject to Section 1.1(f), is not transferred to Buyer because of any failure to obtain any third-party or governmental consent required for such transfer;

(x) any Liability with respect to compensation, severance or benefits of any nature owed to any current or former employee, officer, director, manager, member, partner or independent contractor of Seller or any ERISA Affiliate (or any beneficiary or dependent of any such individual), whether or not employed by Buyer or any of its Affiliates after the Closing, that arises out of or relates to (A) the employment, service provider or other relationship between Seller or ERISA Affiliate and any such individual, including the termination of such relationship, or (B) any Benefit Plan or related events or conditions occurring on or before the Closing Date;

(xi) any product liability or similar claim for injury to person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller or its Affiliates or alleged to have been made by Seller or its Affiliates or which arises out of or is based upon a theory of strict liability under Section 402A of the Restatement (2nd) of Torts or any similar or analogous provision of statutory or common law or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product manufactured, sold or leased by or on behalf of Seller or its Affiliates, including any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or income;

(xii) any general warranty claims against Seller or its Affiliates;

(xiii) any Environmental Liability; and

(xiv) any Liabilities of or relating to the Business (or the operation thereof prior to Closing), ownership or use of the Acquired Assets prior to the Closing.

(f) Nonassignable Assets. Nothing in this Agreement shall be construed as an attempt to assign, and Buyer shall not assume any Liabilities with respect to, any Contract or Permit intended to be included in the Acquired Assets that by applicable Law is non-assignable, or that by its terms is non-assignable without the consent of the other party or parties thereto to the extent such party’s or parties’ consent was not so obtained, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. Seller and the Shareholders shall, at the request and under the direction of Buyer and in the name of Seller or otherwise (as Buyer shall specify), take all reasonable actions and do or cause to be done all such things as shall in the reasonable judgment of Buyer be necessary or proper (a) to assure that the rights and benefits of Seller under such Contracts or Permits shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such Contract or Permit, which consideration shall be held for the benefit of, and shall be delivered to, Buyer.

1.2. Purchase Price; Payment.

(a) Estimate. Prior to the Closing Date, Seller shall deliver to Buyer an estimated balance sheet of Seller as of the Effective Time prepared in good faith in accordance with GAAP applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Balance Sheet and a written statement (collectively, the “Estimated Closing Statement”) in form and substance reasonably satisfactory to Buyer, setting forth Seller’s good faith estimate as of the Effective Time of, and the components and calculation of, Estimated Working Capital, Estimated Indebtedness (including the intended beneficiaries of such Indebtedness to be paid at the Closing and each component thereof), and Estimated Transaction Expenses (including the intended beneficiaries of such Estimated Transaction Expenses to be paid at the Closing and each component thereof), with the components thereof prepared in accordance with GAAP.

(b) Payments at Closing. In full consideration of the purchase of the Cash-Purchased Assets (the “Closing Consideration”), at Closing Buyer shall:

(i) assume all of the Assumed Liabilities;

(ii) pay and deliver an amount equal to the Estimated Closing Consideration minus the Holdback Amount to Seller by wire transfer of immediately available funds to the accounts designated by Seller in the Estimated Closing Statement;

(iii) retain from the Estimated Closing Consideration, an amount equal to the Holdback Amount;

(iv) pay and deliver an amount equal to the Estimated Indebtedness by wire transfer of immediately available funds to the accounts designated by Seller in the Estimated Closing Statement; and

(v) pay and deliver an amount equal to the Estimated Transaction Expenses by wire transfer of immediately available funds to the accounts designated by Seller in the Estimated Closing Statement.

Seller acknowledges and agrees that Buyer shall be entitled to reduce any cash payments to Seller by all applicable deductions and tax withholdings in respect of the payments pursuant to this Section 1.2(b).

1.3. Closing Statement; Adjustment.

(a) Delivery of Closing Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and shall deliver to Seller a balance sheet of Seller as of the Effective Time prepared in good faith in accordance with GAAP applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Balance Sheet and a statement (collectively, the “Closing Statement”) setting forth in reasonable detail Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses, with the components thereof prepared in accordance with GAAP.

(b) Cooperation. Each of Seller and Buyer agrees that it will, and it will use reasonable efforts to cause its respective Affiliates, agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses and in the conduct of the reviews and dispute resolution process referred to in this Section 1.3.

(c) Review Period. During the 30-day period following Seller’s receipt of the Closing Statement, Seller shall be permitted to review the working papers of Buyer relating to the Closing Statement. The Closing Statement and the calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Closing Statement (“Notice of Disagreement”) to Buyer prior to such date, which notice, to be valid, must comply with this Section 1.3. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, (ii) include only disagreements based on Closing Working Capital, Closing Indebtedness, or Closing Transaction Expenses not being calculated in accordance with Section 1.3, (iii) specify the line item or items in the calculation of Closing Working Capital, Closing Indebtedness, or Closing Transaction Expenses with which Seller disagrees and the amount of each such line item or items as calculated by Seller, and (iv) include Seller’s calculation of Closing Working Capital, Closing Indebtedness, or Closing Transaction Expenses. Seller shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses delivered pursuant to Section 1.3(a) except such items that are specifically disputed in the Notice of Disagreement.

(d) Resolution of Disputes. If Seller delivers, in a timely manner, a Notice of Disagreement pursuant to Section 1.3(c), then the Closing Statement (as revised in accordance with this Section 1.3(d)), and the resulting calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses resulting therefrom, shall become final and binding upon the parties on the earlier of (a) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by Seller and Buyer and (b) the date any and all matters specified in the Notice of Disagreement not resolved by Seller and Buyer are finally resolved in writing by the Arbiter. The Closing Statement shall be revised to the extent necessary to reflect any resolution by Seller and Buyer and any final resolution made by the Arbiter in accordance with this Section 1.3(d). During the 30-day period following the delivery of a timely Notice of Disagreement or such longer period as Seller and Buyer shall mutually agree, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period (or such longer period as mutually agreed by Seller and Buyer), Seller and Buyer have not so resolved such differences, Seller and Buyer shall submit the dispute for resolution to an independent accounting or valuation firm (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement in accordance with this Section 1.3. The Arbiter shall be a mutually acceptable nationally or regionally recognized independent public accounting or valuation firm agreed upon by Seller and Buyer in writing; provided, that in the event the parties are not able to mutually agree on an accounting or valuation firm, the Arbiter shall be BDO USA, LLP. Seller and Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter, or such longer period as Seller and Buyer shall mutually agree. Seller and Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter is limited to only such items included in the Closing Statement that Seller has properly disputed in the Notice of Disagreement based upon Closing Working Capital, Closing Indebtedness, or Closing Transaction Expenses not having been calculated in accordance with this Section 1.3. The Arbiter shall determine, based solely on presentations by Buyer and Seller and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall render a written report as to the dispute and the resulting calculation of Closing Working Capital, Closing Indebtedness, and Closing Transaction Expenses which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter: (i) shall be bound by the principles set forth in this Section 1.3, (ii) shall limit its review to the line items and items specifically set forth in and properly raised in the Notice of Disagreement and (iii) shall not assign a value to any line item or items greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (i) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. The fees, costs and expenses of Buyer’s independent accountants incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by Buyer, and the fees, costs and expenses of Seller’s independent accountants incurred in connection with their review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by Seller.

(e) Closing Consideration Adjustment.

(i) If the Final Closing Consideration is greater than the Estimated Closing Consideration, then (x) within five Business Days of the determination of all of Final Working Capital, Final Indebtedness and Final Transaction Expenses, Buyer shall pay Seller an amount equal to such excess by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the date when such payment is due and (y) the Purchase Price Adjustment Holdback Amount shall be paid to Seller.

(ii) If the Final Closing Consideration is less than the Estimated Closing Consideration, then Seller and the Shareholders, jointly and severally shall pay or cause to be paid to Buyer an amount equal to such deficiency. Such payment shall be first made to Buyer by reducing the Purchase Price Adjustment Holdback Amount. If the Purchase Price Adjustment Holdback Amount is less than the payment required under this clause, any deficiency shall be paid by Seller and the Shareholders, on a joint and several basis, within five (5) Business Days following the determination of all of Final Working Capital, Final Indebtedness and Final Transaction Expenses.

(f) Purchase Price Adjustment Holdback Amount. At the Closing, Buyer shall withhold from the Estimated Closing Consideration the Purchase Price Adjustment Holdback Amount. The Purchase Price Adjustment Holdback Amount, which amount may be adjusted as set forth in this Agreement, shall be paid to Seller within five (5) Business Days following the determination of all of Final Working Capital, Final Indebtedness and Final Transaction Expenses.

Article II.
CLOSING

2.1. Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Harter Secrest & Emery LLP in Rochester, New York (or at such other place as is agreed in writing by Buyer and Seller), or via electronic transmittal of documents, on the date hereof (the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 p.m. on the Closing Date (the “Effective Time”).

2.2. Closing Deliveries.

(a) Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following to Seller or other Persons as specified below:

(i) the amounts set forth in Section 1.2(b) in accordance therewith;

(ii) the Bill of Sale, duly executed by Buyer;

(iii) the employment agreement with Nina Potter Fernandez (“Nina”) in the form attached hereto as Exhibit C (the “Nina Employment Agreement”), duly executed by Buyer;

(iv) the employment agreement with Grant Potter (“Grant”) in the form attached hereto as Exhibit D (the “Grant Employment Agreement”), duly executed by Buyer;

(v) the Contribution Agreement, duly executed by ANC Potter’s; and

(vi) lease agreements with respect to the Leased Real Property in the forms attached hereto as Exhibit E-1 and Exhibit E-2, duly executed by Buyer (the “Lease Agreements”).

(b) Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered the following to Buyer:

(i) the Bill of Sale, duly executed by Seller;

(ii) the Contribution Agreement, duly executed by Seller;

(iii) the Lease Agreements, duly executed by Affiliates of the Seller;

(iv) the assignment of all domain names listed in Schedule 2.2(b)(iii) to Buyer;

(v) title certificates to any motor vehicles included in the Acquired Assets (including the Business Vehicles), duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

(vi) a certificate of the managers of Seller certifying that attached thereto are true and complete copies of (A) the article of incorporation of Seller, and all amendments thereto, as certified by the Secretary of State of Florida; (B) the bylaws of Seller, and all amendments thereto; and (C) all resolutions adopted by the board of directors of Seller and the Shareholders authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(vii) a certificate of good standing dated not more than five (5) days prior to the Closing Date from (i) the Secretary of State of the State of Florida, attesting to the good standing in Florida of Seller;

(viii) all Books and Records of Seller in possession of Seller (it being understood and agreed that delivery of such Books and Records to Seller’s principal place of business shall be sufficient delivery);

(ix) an affidavit duly executed and notarized by the father of Nina and Grant, attesting that he no longer holds any capital stock of the Seller;

(x) any other transfer documents, as may reasonably be requested by Buyer;

(xi) the consents from Authorities or other Persons, if any, set forth on Schedule 3.3 and any other material consents in forms reasonably acceptable to Buyer;

(xii) such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Encumbrances on the Acquired Assets that are not Permitted Encumbrances, including but not limited to those set forth on Schedule 2.2(b)(xii);

(xiii) payoff letters or similar letters or other written evidence reasonably satisfactory to Buyer evidencing that the Closing Indebtedness identified on Schedule 2.2(b)(xiii) has been paid in full; and

(xiv) such other agreements, certificates and documents as may be reasonably requested by Buyer to effectuate or evidence the transactions contemplated hereby.

(c) Deliveries by Shareholders. At the Closing, the following shall be delivered or caused to be delivered as follows:

(i) the Nina Employment Agreement, duly executed by Nina; and

(ii) the Grant Employment Agreement, duly executed by Grant.

Article III.
REPRESENTATIONS AND WARRANTIES OF
SELLER AND the Shareholders

Seller and the Shareholders, jointly and severally, represent and warrant to Buyer as follows:

3.1. Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Seller has all requisite corporate power and authority to carry on its business as it now is being conducted and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Seller is duly qualified to do business and in good standing as a foreign entities in all jurisdictions listed on Schedule 3.1, which are the only jurisdictions where the nature of the property owned or leased by them or the nature of the business conducted by them makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and will not render material Contracts of Seller unenforceable. True and complete copies of the articles of incorporation, bylaws or other organizational or governance documents of Seller, all as amended to date, have been previously delivered to Buyer.

3.2. Authority. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary company action on the part of Seller. This Agreement and each Ancillary Agreement to which Seller is a party has been duly and validly executed and delivered by Seller, and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity. This Agreement and each Ancillary Agreement to which a Shareholder is a party has been duly and validly executed and delivered by such Shareholder, to the extent a party thereto, and constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

3.3. No Conflict. The execution, delivery and performance by Seller and each Shareholder of this Agreement and the Ancillary Agreements to which Seller or a Shareholder is a party, and the consummation by Seller and each Shareholder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of any Law to which Seller or any Shareholder is subject, (y) violate any provision of the articles of organization, limited liability company operating agreement or other organizational or governance documents of Seller, or (z) except as disclosed on Schedule 3.3, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under, any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, Contract, lease, or other instrument or commitment to which Seller or any Shareholder is a party or by which Seller or any Shareholder may be bound or affected.

3.4. Capitalization. The Shareholders collectively own all of the issued and outstanding capital stock of Seller. There are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of Seller, or subscriptions, warrants, options, phantom equity interests, rights (including preemptive rights or equity appreciation rights), or other arrangements or commitments obligating Seller to issue or dispose of any of its equity securities or any ownership interest therein.

3.5. Subsidiaries. Seller does not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

3.6. Financial Statements; Undisclosed Liabilities. The books of account and related records of Seller fairly reflect in all material respects Seller’s assets, Liabilities and transactions in accordance with GAAP. Schedule 3.6(a) sets forth the following financial statements (the “Financial Statements”): (x) the balance sheet of Seller as of December 31, 2017, December 31, 2018, and December 31, 2019 (the “Interim Balance Sheet”) (the “Interim Balance Sheet Date”) and the related statements of income for the years ended December 31, 2017, December 31, 2018, and December 31, 2019 (collectively, the “Interim Financial Statements”). The Financial Statements fairly present, in all material respects, the financial position of Seller and the results of its operations and cash flows as of the respective dates and for the respective periods indicated therein and have been prepared in accordance with GAAP, except that the Interim Financial Statements may not contain all footnotes in accordance with GAAP and are subject to normal year-end adjustments, none of which are expected be material in amount or nature. The Financial Statements have been prepared from and are in accordance with the books and records of Seller. Seller does not have any Liabilities, except (a) to the extent reflected as a Liability on the Interim Balance Sheet, (b) Liabilities incurred in the Ordinary Course of Business after the Interim Balance Sheet Date (none of which results from, arises out of, or relates to any material breach or violation of, or default under, a contractual obligation or requirement of Law), and (c) Liabilities disclosed on Schedule 3.6(b).

3.7. Absence of Certain Changes or Events. Except as set forth on Schedule 3.7, since the Balance Sheet Date, Seller has conducted the Business only in the Ordinary Course of Business and there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7, since the Balance Sheet Date, Seller has not (a) purchased or redeemed any of its equity other than for cash, or granted or issued any option, warrant or other right to purchase or acquire any such equity, (b) incurred any Liabilities or Indebtedness, except Liabilities and Indebtedness incurred in the Ordinary Course of Business, or discharged or prepaid, in whole or in part, any Liabilities or Indebtedness, (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the Ordinary Course of Business, (d) (i) granted any increase in the salaries (other than normal increases for employees averaging not in excess of five percent per annum made in the Ordinary Course of Business) or other compensation or benefits payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director, shareholder, manager, member, partner, employee or independent contractor of Seller, (ii) made any payments to any pension, retirement, profit-sharing, bonus or similar plan, (iii) granted or made any other payment of any kind to or on behalf of any officer, director, manager, member, partner, shareholder, employee or independent contractor, or any of their respective Affiliates, other than payment of base compensation and reimbursement for reasonable expenses in the Ordinary Course of Business or (iv) adopted, amended or terminated any employee benefit plan (including any Benefit Plan) or any stay bonus, retention bonus, transaction bonus or change in control bonus plan or arrangement, other than, in any case, amendments required by applicable Law, (e) suffered any change or, to the knowledge of Seller, received any threat of any change in any of its relations with, or any loss or, to the knowledge of Seller, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Business, including any loss or change which may result from the transactions contemplated by this Agreement, (f) disposed of or has failed to keep in effect any rights in, to or for the use of any Permit material to the Business, (g) changed any method of keeping of their respective books of account or accounting practices, (h) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property material to the Business, (i) sold, transferred or otherwise disposed of any assets, properties or rights of the Business, except inventory sold in the Ordinary Course of Business, (j) entered into any transaction, Contract or event outside the Ordinary Course of Business or with any partner, shareholder, member, officer, director, manager or other Affiliate of Seller or of any Shareholder, (k) made nor authorized any capital expenditure, (l) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (m) incurred any material damage, destruction, theft, loss or business interruption, (n) made any declaration, payment or setting aside for payment of any distribution (whether in equity or property) with respect to any securities or interests of Seller, (o) made (except as consistent with past practice) or revoked any Tax election or settled or compromised any material Liability for Taxes with any Taxing Authority, or (p) waived or released any material right or claim of Seller or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to Seller or its Business.

3.8. Title; Condition and Sufficiency of Acquired Assets.

(a) Seller has good and valid title to all of the assets it purports to own (including the Acquired Assets and those reflected on the Interim Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date) free and clear of all Encumbrances, except for Permitted Encumbrances. At the Closing, Seller will convey (i) the Cash-Purchased Assets to Buyer free and clear of any and all Encumbrances other than Permitted Encumbrances, and (ii) the Contributed Assets to ANC Potter’s free and clear of any and all Encumbrances other than the Permitted Encumbrances.

(b) The Acquired Assets are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the Business and are usable in a manner consistent with their current use, and comply with applicable Laws. Except for the Excluded Assets, the Acquired Assets constitute all of the assets, properties and rights necessary for the operation of the Business after the Closing in the same manner as the Business was conducted prior to the Closing by Seller. Other than Seller, no Person (including any Shareholder) owns any assets, properties or rights used in the Business, except for (i) Excluded Assets, (ii) the real property used in the Business owned by Affiliates of the Seller and set forth on Schedule 3.8(b), and (iii) assets owned by third parties and used in the Business pursuant to an Assumed Contract.

(c) A list of all of the motor vehicles used in connection with the Business is set forth on Schedule 3.8(c) (the “Business Vehicles”). Seller has made available to Buyer copies of titles to all of the Business Vehicles.

3.9. Real Property.

(a) Seller does not own any real property.

(b) Schedule 3.9(b) sets forth a true, correct and complete description of all written or oral leases, subleases, or other occupancies of real property used by Seller (collectively, the “Leases”) to which Seller is a party (as lessee, sublessee, licensee or otherwise) (collectively, the “Leased Real Property”) with a brief description of such lease or sublease including, without limitation, the parties to the lease, the term of the lease, the current expiration date of the lease, the renewal options, the basic rent, and any monthly payments of additional rent. Seller does not operate its Business at any location other than the Leased Real Property. Seller has delivered to Buyer a true, correct and complete copy of the Leases and all amendments, modifications and supplemental agreements thereto. Each of the Leases is in full force and effect and is binding and enforceable against Seller and each of the other parties thereto, in accordance with its terms and has not been modified or amended since the date of delivery to Buyer.

(c) There are no Encumbrances affecting the Leased Real Property, other than Permitted Encumbrances. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder. There has not occurred any event which would constitute a breach of or default in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a breach or default. There is no current or pending event or circumstance that would permit the termination of any Lease or the increase of any liabilities or restrictions of Seller under any Lease. Neither Shareholders nor Seller has received any written notice from the other party to any Lease of the termination or proposed termination thereof. No construction, alteration or other leasehold improvement work with respect to any Lease remains to be paid for or to be performed by Seller. Seller does not have any obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under any Lease or otherwise operate the Business at the Leased Real Property.

(d) Seller presently enjoys peaceful and undisturbed possession of the Leased Real Property. Except as set forth on Schedule 3.9(d), no Person other than Seller has any right to use, occupy, or lease any of the Leased Real Property. Neither Shareholders nor Seller has received written notice of any eminent domain, condemnation or other similar proceedings pending or threatened against Seller with respect to, or otherwise affecting any portion of, the Leased Real Property. The current use of the Leased Real Property in the conduct of the Business does not violate any Lease in any respect. There is no violation of any covenant, condition, restriction, easement or order of any Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof. The Leased Real Property is in compliance in all respects with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws, rules and regulations, permits, licenses and certificates of occupancy affecting the Leased Real Property, and neither Shareholders nor Seller has received any notice of any violation or claimed violation of any such Laws, rules and regulations with respect to the Leased Real Property which have not been resolved or for which any obligation of Seller remains to be fulfilled, including but not limited to payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures. The Leased Real Property is adequately served by proper utilities, sufficient parking and other building services necessary for its current use and for compliance with all applicable Laws, rules, regulations, permits, licenses and certificates of occupancy.

(e) Each use of the Leased Real Property by Seller is and has been valid, permitted and conforming uses in accordance with the current zoning classification of the Leased Real Property, and there are no outstanding variances or special use permits affecting the Leased Real Property or their uses.

(f) Except as set forth on Schedule 3.9(f) attached hereto, the transaction contemplated by this Agreement does not require the consent of any Person under any Lease.

(g) The Leased Real Property is in good repair, ordinary wear and tear excepted, and fit for the purposes for which it is presently used. Seller has rights of egress and ingress with respect to the Leased Real Property that are sufficient for it to conduct its Business as presently conducted consistent with past practice.

3.10. Accounts Receivable.

(a) Except as set forth on Schedule 3.10, all of Seller’s accounts and notes receivable represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the Ordinary Course of Business and have been or will be billed and are generally due within 30 days after such billing. Except as set forth on Schedule 3.10, all such accounts and notes receivable included in the Acquired Assets (the “Acquired Receivables”) are and will be fully collectible within 30 days after billing, net of the reserves shown on the Interim Balance Sheet (or in the books of Seller if such Acquired Receivables were created after the Interim Balance Sheet Date). The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Acquired Receivable arising after the Interim Balance Sheet Date, in the books of Seller, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the knowledge of Seller, there is no contest, claim, or right of set-off under any Contract with any obligor of a material Acquired Receivable relating to the amount or validity of such Acquired Receivable.

(b) Since the Balance Sheet Date, there have not been any write-offs as uncollectible of Seller’s accounts receivable, except for write-offs in the Ordinary Course of Business and not in excess of $5,000 in the aggregate.

3.11. Inventory. All of the inventories of Seller, including those reflected in the Interim Balance Sheet, are valued at cost, the cost thereof being determined on a consistent basis since December 31, 2015, except as disclosed in the Interim Balance Sheet. All of the inventories of Seller reflected in the Interim Balance Sheet and all inventories acquired since the Interim Balance Sheet Date consist of items or materials that are marketable and fit for their particular use, are not defective and are of a quality and quantity usable and saleable in the Ordinary Course of Business within a reasonable period of time and at normal profit margins, and all of the raw materials and work in process inventory of Seller reflected on the Interim Balance Sheet and all such inventories acquired since the Interim Balance Sheet Date can reasonably be expected to be consumed or sold in the Ordinary Course of Business within a reasonable period of time. None of the inventory of Seller is obsolete. Since the Balance Sheet Date, the inventories of Seller have been purchased in the Ordinary Course of Business and consistent with reasonably anticipated requirements of Seller and the customers of Seller.

3.12. Intellectual Property.

(a) Except for the trade name, “Potter’s Lawn & Landscaping” and the domain name “potterslawn.com” and “pottersprofessional.com”, there are no patents, patent applications (including any provisional applications, divisions, continuations or continuations in part), material unregistered trademarks, registered trademarks and applications for registration for trademarks, copyright registrations and applications for registration of copyrights, software, or domain name registrations in each case owned by or held in the name of Seller (the “Material Owned Intellectual Property”). The Material Owned Intellectual Property is valid and in full force and effect and is owned by Seller free and clear of all Encumbrances and other claims, including any claims of joint ownership, and none of the Material Owned Intellectual Property is the subject of any proceeding contesting its validity, enforceability or Seller’s ownership thereof. Schedule 3.12(a)(i) sets forth a true and complete list of all Intellectual Property licensed to Seller and the license or agreement pursuant to which Seller obtained a license to such Intellectual Property. Except as set forth on Schedule 3.12(a)(ii): (u) Seller owns or possesses adequate licenses or other valid rights to use all patents, patent applications (including any provisional applications, divisions, continuations or continuations in part), trademarks, service marks, trade dress, logos, registered trademarks and applications for registration for trademarks, and all goodwill in the foregoing, copyrights, copyrightable works, works of authorship, industrial designs, software, databases, data compilations, domain names, know-how, trade secrets, product formulas, inventions, rights-to-use and other industrial and intellectual property rights (collectively, “Intellectual Property”) used in the conduct of the Business, (v) the conduct of the Business of Seller does not infringe, misappropriate, dilute or conflict with, and has not conflicted with any Intellectual Property of any other Person, (w) none of Seller or any Shareholder has received any notices alleging that the conduct of the Business, including the marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property (including, for the avoidance of doubt, any cease and desist letter or offer of license), (x) no current or former employee of Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of Intellectual Property owned or purported to be owned by Seller, (y) there is no agreement or other contractual restriction affecting the use by Seller of any of the Intellectual Property owned or purported to be owned by Seller, and (z) Seller is not aware of any present infringement, dilution, misappropriation or other violation of any of the Intellectual Property owned or purported to be owned by Seller by any Person, and Seller has not asserted or threatened any claim or objection against any Person for any such infringement or misappropriation nor is there any basis in fact for any such objection or claim.

(b) Except as set forth on Schedule 3.12(b), the information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all computer software, hardware, firmware, process automation systems and telecommunications systems used in the Business (the “IT Systems”) perform reliably and in material conformance with the documentation and specifications for such systems. The IT Systems are adequate for the operation of the Business. Seller has taken commercially reasonable steps to ensure that the IT Systems do not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. Seller has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of Seller. Seller has taken commercially reasonable measure to maintain the confidentiality and value of all trade secrets. Neither the Seller’s trade secrets nor any other confidential information of Seller has been disclosed by Seller to, or, to the knowledge of Seller, discovered by, any other Person except pursuant to non-disclosure agreements or to Persons entitled to receive such trade secrets or other confidential information that are legally obligated to maintain their confidentiality. Seller has not received notice that, or otherwise have knowledge that, any employee, consultant or agent of Seller is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Intellectual Property owned by Seller. Each item of Intellectual Property owned or licensed by Seller will be owned or available for use by Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.

3.13. Material Contracts.

(a) Schedule 3.13(a) contains a complete and accurate list of all Material Contracts (classified (i) through (xv), as applicable, based on the definition of Material Contracts). As used in this Agreement, “Material Contracts” means all Contracts of the following types to which Seller is a party or by which Seller or any of its properties or assets is bound: (i) any real property leases; (ii) any labor or employment-related agreements, including employee leasing or professional employer organization agreements; (iii) any joint venture and limited partnership agreements; (iv) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (v) agreements for the sale of goods or products or performance of services by or with any vendor or customer (or any group of related vendors or customers); (vi) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors); (vii) agreements restricting in any manner the right of Seller to compete with any other Person, or restricting the right of Seller to sell to or purchase from any other Person; (viii) agreements between Seller and any of its Affiliates; (ix) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (x) custom bonds and standby letters of credit; (xi) any license agreement or other agreements to which Seller is a party regarding any Intellectual Property of others; (xii) other agreements, contracts and commitments which cannot be terminated by Seller on notice of 30 days or less and without payment by Seller of less than $25,000 upon such termination; (xiii) powers of attorney; (xiv) any agreements or arrangements with any sales representatives, consultants, agents or other representatives of Seller (including sales commission agreements or arrangements); (xv) documents controlling the terms of any Benefit Plan; and (xvi) each other agreement or contract to which Seller is a party or by which it or its assets are otherwise bound which is material to its Business, operation, financial condition or prospects.

(b) Each Material Contract is valid, binding and enforceable against Seller and the other parties thereto in accordance with its terms and is in full force and effect. Seller and, to the knowledge of Seller, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in material default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Seller has not received any written claim from any other party to any Contract that Seller has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Seller has furnished to Buyer a true and complete copy of each Material Contract required to be disclosed on Schedule 3.13(a).

3.14. Litigation. Except as set forth on Schedule 3.14(a), there is no, and during the last three (3) years there has not been any, dispute, claim, action, suit, proceeding, review, arbitration or investigation before any Authority (“Litigation”) pending or, to the knowledge of Seller, threatened against Seller, any of its properties or assets or (to the extent Seller may have an obligation to provide indemnification or may otherwise become liable) any of its Shareholders, officers, managers or employees. Seller is not a party to or bound by any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreement entered into or any administrative, judicial or arbitration award with any Authority) with respect to or affecting the properties, assets, personnel or Business of Seller.

3.15. Compliance with Laws; Permits. Seller has been and is in compliance in all material respects with all applicable Laws. Set forth on Schedule 3.15 are all governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Business as presently conducted, each of which Seller validly possesses and is in full force and effect. Except as set forth on Schedule 3.15, each of the Permits listed on Schedule 3.15 is and will be included in the Acquired Assets and validly transferred to Buyer at the Closing so as to allow Buyer after the Closing Date to continue to operate, without interruption, the Business operated by Seller immediately prior to the Closing. Except as set forth in Schedule 3.15, no notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of Seller, threatened with respect to Seller, by any Authority with respect to any alleged (a) violation in any material respect by Seller of any Law, or (b) failure by Seller to have any Permit required in connection with the conduct of the Business. Without limiting the foregoing, Seller is in material compliance with all applicable Data Security Requirements. No written notices, claims, charges or complains have been received by Seller since December 31, 2015 from any governmental authority or other Person relating to or alleging any actual or alleged violation by Seller of, or actual or alleged liability or misconduct under, any Data Security Requirements. Since December 31, 2015, there has not been, to Seller’s knowledge any actual or alleged incidents of data security breaches concerning any IT Systems, any unauthorized access to, use or encryption of Personal Information, Business Data or any IT Systems, or any unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of such Personal Information or Business Data.

3.16. Environmental Matters.

(a) Seller has conducted, and is conducting the Business, has owned and operated the Acquired Assets, and has occupied and operated the Leased Real Property in compliance in all material respects with all Environmental Laws. Seller holds and has been and is in compliance in all material respects with all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws for the conduct of the Business as previously and currently conducted or for the ownership and operation of the Acquired Assets or the occupancy and operation of the Leased Real Property (“Environmental Permits”), and all such Environmental Permits are in full force and effect. Schedule 3.15 lists all Environmental Permits. Except as set forth on Schedule 3.16, each of the Environmental Permits listed on Schedule 3.15 is and will be included in the Acquired Assets and will be validly transferred to Buyer at the Closing so as to allow Buyer after the Closing Date to continue to operate, without interruption, the Business as operated by Seller immediately prior to the Closing and to own and operate the Acquired Assets and to occupy and operate the Leased Real Property in compliance with such Environmental Permits and any applicable Environmental Laws.

(b) Seller has not received any notice, citation, summons, order or complaint, no penalty has been assessed or is pending or, to the knowledge of the Seller, threatened by any third party (including any Authority) with respect to the Business, the Acquired Assets, the Leased Real Property or any other real property and relating to or arising from, (i) the use, possession, generation, treatment, manufacture, processing, management, handling, storage, recycling, transport, discharge, disposal, release or threatened release of, and/or exposure to, Hazardous Substances, (ii) any non-compliance with Environmental Laws or Environmental Permits or (iii) failure to hold any Environmental Permits. Seller has not received any request for information, notice of claims, demand or other notification that Seller has or may have any Liability under Environmental Laws.

(c) None of the Leased Real Property nor any property formerly owned, operated, occupied, leased or otherwise used by Seller in connection with the Business or the Acquired Assets is listed or proposed for listing on any list maintained by any Authority of contaminated or potentially contaminated sites, and no Hazardous Substances generated, disposed, released or otherwise handled by or on behalf of Seller has come to be located at any site identified on any such list or has otherwise resulted in or could result in liability under Environmental Laws.

(d) There are no underground storage tanks, above ground storage tanks, asbestos containing materials or PCB-containing equipment located at, on or under the Leased Real Property or any property formerly owned, operated, occupied, leased or otherwise used by Seller in connection with the Business or the Acquired Assets. Any underground storage tanks, above ground storage tanks or wastewater treatment systems at the Leased Real Property or any property formerly owned, operated, occupied, leased or otherwise used by Seller in connection with the Business or the Acquired Assets that have been removed or closed have been removed or closed in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, and there are no outstanding or contingent Liabilities under Environmental Laws with respect to any such tanks or wastewater treatment systems.

(e) No Hazardous Substances have been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape and there are no Hazardous Substances in an uncontained state or in a condition representing a threat of a release at, on, about, under or from the Leased Real Property or any property formerly owned, operated, occupied, leased or otherwise used by Seller in connection with the Business or the Acquired Assets.

(f) All environmental reports, inspections, investigations, studies, audits, tests, reviews or other analysis, evaluations, assessments, sample results, and all correspondence or other documentation related to any of the foregoing (“Environmental Documents”) pertaining to the Business, the Acquired Assets, the Leased Real Property or any property formerly owned, operated, leased or otherwise used by Seller in connection with the Business or the Acquired Assets in the possession or control of Seller have been provided or made available to Buyer.

(g) Seller does not know of or have any reason to know of any facts or circumstances related to environmental matters concerning the Business, the Acquired Assets, Leased Real Property or any property formerly owned, operated, leased or otherwise used by Seller in connection with the Business or the Acquired Assets that could result in any Liabilities or responsibilities for Buyer pursuant to Environmental Laws, and Seller has not assumed, by Contract, law or otherwise, any Liability or responsibility pursuant to Environmental Laws for any environmental conditions, including, but not limited to, conditions or contamination related to any disposal, discharge or release of, or exposure to, any Hazardous Substances.

3.17. Employee Benefit Matters.

(a) Schedule 3.17(a) lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other retirement, pension, profit sharing, bonus, stock, restricted stock, stock option, stock purchase, equity-based, profits interest, phantom equity, employment, service, retainer, compensation, consulting, change in control, welfare, health, life, disability, group insurance, savings, deferred compensation, incentive compensation, paid time off, severance, salary continuation, retention, indemnification and fringe benefit agreements, arrangements, plans, programs, Contracts, policies, or practices maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate for the benefit of any current or former employee, officer, manager, member, partner or independent contractor of Seller or with respect to which Seller or any ERISA Affiliate may have any Liability (the “Benefit Plans”). In the case of each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, Schedule 3.17(a) discloses whether such plan is (i) unfunded, (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e), or other funding mechanism or (iii) insured.

(b) As applicable, with respect to each Benefit Plan, Seller has delivered or made available to Buyer true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service (“IRS”) determination, advisory or opinion letter and (iv) all communications, records, notices and filings received from or sent to the IRS, Department of Labor or Pension Benefit Guaranty Corporation.

(c) Seller and each ERISA Affiliate are each in compliance in all material respects with the provisions of ERISA, the Code and all other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. Seller and each ERISA Affiliate has timely and accurately satisfied its reporting obligations under Sections 6055 and 6056 of the Code. None of the Seller, any ERISA Affiliate, nor any Employee Benefit Plan fiduciary has, with respect to the Employee Benefit Plans, engaged in a breach of fiduciary duty or a non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA. No Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person beyond termination of service or retirement other than coverage mandated by Law, and neither Seller nor any ERISA Affiliate has made a written or oral promise, or communication that could reasonably be expected to promise, to any Person to provide any such benefits.

(d) All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each Benefit Plan within the time required by law. All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Interim Balance Sheet or will be properly accrued on the books and records of Seller and each ERISA Affiliate as of the Closing Date. None of the Benefit Plans has any unfunded liabilities which are not reflected on the Interim Balance Sheet or the books and records of Seller and each ERISA Affiliate. None of Seller nor any ERISA Affiliate has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any Benefit Plan.

(e) No Benefit Plan is (or at any time has been) subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412. Neither Seller nor any ERISA Affiliate (i) has ever contributed to, or been required to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) and (ii) has ever had any Liability (contingent or otherwise) relating to a multiemployer plan.

(f) None of the Benefit Plans, nor any trust created thereunder, now holds or has heretofore held as assets any stock or securities issued by the Seller or any ERISA Affiliate.

(g) All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Code Section 401(a) now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Code Section 501(a). Each Benefit Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the IRS that such Benefit Plan is qualified under Code Section 401(a). No event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion or advisory letter, or the disqualification or loss of tax-exempt status of any such Benefit Plan or trust under Code Sections 401(a) or 501(a).

(h) Seller’s and each Shareholder’s execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any Person. No payment which is or may be made with respect to any Person, either alone or in conjunction with any other payment, event or occurrence will or could properly be characterized as an “excess parachute payment” under Code Section 280G. No Assumed Liability is an obligation to make a payment that is not deductible under Code Section 280G. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise taxes required by Code Section 4999.

(i) Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Code Section 409A, complies (and has at all relevant times complied) in both form and operation with the requirements of Code Section 409A so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Code Section 409A; and neither Seller nor any ERISA Affiliate is or has been required to report any Taxes due as a result of a failure of a Benefit Plan to comply with Code Section 409A. With respect to each Benefit Plan, neither Seller nor any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Code Section 409A.

(j) Seller and each ERISA Affiliate has, for each month in which it has been an “applicable large employer member” under Section 4980H of the Code, offered “minimum essential coverage” (as defined in Section 5000A of the Code) which satisfies the affordability and minimum value standards under Section 4980H of the Code to: (i) all common law employees who must be treated as “full-time employees” under Section 4980H of the Code; and (ii) the dependents of such employees. Neither Seller nor any ERISA Affiliate have been assessed a penalty under Section 4980H of the Code and no such penalty is pending, threatened, anticipated, or should reasonably be anticipated. Seller and each ERISA Affiliate have timely satisfied their obligations under Sections 6055 and 6056 of the Code.

3.18. Taxes.

(a) (i) Seller has timely filed or caused to be filed with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to Seller and has timely paid or remitted in full or caused to be paid or remitted in full all Taxes required to be paid with respect to Seller (whether or not shown due on any Tax Return); (ii) all Tax Returns are true, correct and complete in all material respects; and (iii) there are no liens for Taxes upon Seller or its assets, except liens for current Taxes not yet due and payable. Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

(b) Seller has withheld and paid to the proper Taxing Authority all Taxes that it was required to withhold and pay, and has timely filed all information returns or reports, including IRS Forms 1099 and W-2, that are required to be filed and has accurately reported all information required to be included on such returns or reports.

(c) No governmental authority is conducting or has proposed or threatened in writing to conduct an audit for any taxable year for which the statute of limitations has not yet expired, and there is no administrative or judicial proceeding currently pending with respect to Taxes of Seller.

(d) Seller has collected all sales tax in the Ordinary Course of Business and remitted such sales tax amount to the applicable Authority, or has collected sales tax exemption certificates from all entities from which Seller does not collect sales tax.

3.19. Consents. Except as set forth on Schedule 3.19, no consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by Seller in connection with the execution, delivery, and performance by Seller or any Shareholder of this Agreement, or any Ancillary Agreement to which Seller or any Shareholder or any Affiliate thereof is a party or the taking by Seller of any other action contemplated hereby or thereby or the continuation by Buyer after the Closing of the Business of Seller conducted prior to the Closing.

3.20. Employee Relations.

(a) The Seller is not party to any management, employment, consulting or other agreements or understandings with any individual providing for employment for a defined period of time or on an other than “at-will” basis or for termination or severance benefits.

(b) Seller is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of Seller, threatened by, any material labor dispute or material unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and Seller has not experienced any work stoppage during the last three years. To the knowledge of Seller, no organizational effort is presently being made or is currently threatened by or on behalf of any labor union with respect to any group of employees of the Seller.

(c) Seller has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. There are no outstanding claims against Seller (whether under Law, regulation, Contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of Seller on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay (including paid time off) or pay in lieu of vacation time off (including paid time off), other than vacation time off or pay (including paid time off) in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to employment terminations, layoffs, or discipline (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors (x) any violation of any regulation relating to minimum wages or maximum hours of work or (xi) unfair labor practices, and Seller is not aware of any such claims which have not been asserted. No Person (including any Authority) has asserted or threatened any claims against Seller or any of its predecessors under or arising out of any regulation relating to equal opportunity employment, discrimination, harassment or occupational safety in employment or employment practices.

(d) Seller has properly classified all employees (including those individuals co-employed by a professional employer organization), leased employees, consultants, independent contractors and all other Persons providing services to Seller for all purposes (including, without limitation, for all Tax purposes and for purposes related to eligibility to participate in or accrue a benefit under the Benefit Plans), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such Persons to Seller. Seller has properly classified all employees as “exempt” or “non-exempt” under the Fair Labor Standards Act and similar state or local Law.

(e) All individuals who have provided services to Seller as independent contractors have been properly classified as independent contractors under applicable legal tests, rather than as employees of Seller, and Seller has no material liability with respect to the misclassification of any such individuals since December 31, 2015. Seller does not owe to any current or former independent contractors of Seller any amounts for any period other than the current payment period.

(f) Seller has not conducted any mass layoffs or plant closings as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law

3.21. Transactions with Related Parties. Except as described in Schedule 3.21, no Shareholder, director, or officer of Seller, nor any Affiliate of any such Person or of Seller, has or had:

(a) any contractual or other claims, express or implied, of any kind whatsoever against Seller;

(b) any interest in any property or assets used by Seller;

(c) any direct or indirect ownership or other interest in any competitor of Seller; or

(d) engaged in any other material transaction with Seller (other than employment relationships at the salaries disclosed in the Schedules).

Except as described in Schedule 3.21, no Shareholder, director, or officer of Seller, nor any Affiliate of such Person, has outstanding any loan, guarantee or other obligation of borrowed money made to or from Seller.

3.22. Insurance.

(a) Seller maintains, with financially sound and reputable insurers, insurance with respect to its properties and Business against loss or damages of the kinds customarily insured against by companies of established reputation engaged in the same or similar businesses as Seller (including potential losses or damages resulting from the use of Seller’s products in the transportation of Hazardous Substances), in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b) Schedule 3.22(b)(i) contains a complete and correct list of all policies for insurance (including coverage amounts and expiration dates) of which Seller is the owner, insured or beneficiary, or covering Seller’s properties or assets. All such policies are outstanding and in full force and effect. Seller is not in default with respect to any provision contained in any such policy, nor has Seller failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.22(b)(ii): (a) all of such coverages are provided on an “claims made” (as opposed to “occurrence”) basis; (b) there are no outstanding claims under such policies; (c) there are no premiums or claims due under such policies which remain unpaid; (d) no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (e) Seller has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance.

3.23. Brokers. Except as set forth on Schedule 3.23, Seller has not retained any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of Seller, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

3.24. Relationship with Significant Customers. Seller has not received any written or oral communication or notice from any Significant Customer stating that, or otherwise has any reason to believe that, any Significant Customer (a) has ceased, or will cease, to use the products or services of Seller or, after the Closing, Buyer, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time, or (c) will otherwise materially and adversely modify its business relationship with Seller or, after the Closing, Buyer. “Significant Customer” means each customer of the Business, as conducted by Seller, that generated ten percent (10%) or more of the dollar volume of sales of Seller during the first eleven months of 2019 and for each of the fiscal years ended December 31, 2018 and December 31, 2017, as set forth on Schedule 3.24.

3.25. Relationship with Significant Suppliers. Seller has not received any written or oral communication or notice from any Significant Supplier stating that, or otherwise has any reason to believe that, any Significant Supplier, (a) will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Seller or, after the Closing, Buyer (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or (b) will otherwise materially and adversely modify its business relationship with Seller or, after the Closing, Buyer. “Significant Supplier” means the top 10 suppliers to the Business of Seller or its predecessors, by dollar volume of purchase, for the first eleven months of 2019 and for each of the fiscal years ended December 31, 2018 and December 31, 2017, as set forth on Schedule 3.25.

3.26. Product Liability; Warranty. Neither Seller nor any other Person has agreed to become or otherwise be responsible for consequential damages or, except as disclosed in Schedule 3.26, made any express warranties to third parties with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by Seller since December 31, 2015. There are no design, manufacturing or other defects, latent or otherwise, with respect to any such products. A copy of each standard warranty of Seller is included in Schedule 3.26. Seller has not modified or expanded its warranty obligation to any customer beyond that set forth in such standard warranties. Except as disclosed in Schedule 3.26, there are no and since December 31, 2015 there have not been any material disputes or controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to, or involving a claim for product liability damages (including damages resulting from pollution) directly or indirectly cause by, any product purchased, manufactured or sold by Seller.

3.27. Powers of Attorney. There are no written powers of attorney in force given by Seller. No Person, as employee or agent of Seller or otherwise, holds powers of attorney to act with respect to Seller or any of its assets.

Article IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1. Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

4.2. Authority. The execution, delivery, and performance by Buyer of this Agreement, and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each Ancillary Agreement to which Buyer is a party will be at Closing, duly and validly executed and delivered by Buyer and constitutes, or will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and subject to general principles of equity.

Article V.
COVENANTS

5.1. Confidentiality. Each party shall, and shall cause its respective Affiliates and representatives to, keep confidential and not disclose to any other Person or use for its or his own benefit or the benefit of any other Person any confidential proprietary information, technology, know-how, trade secrets (including all customer lists), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Buyer, Seller, their respective Affiliates, or any of their respective businesses and operations (“Confidential Information”) in its or his possession or control. The obligations of the parties under this Section 5.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, the receiving party, as applicable, shall notify the disclosing party as early as reasonably practicable prior to disclosure to allow the disclosing party to take appropriate measures to preserve the confidentiality of such Confidential Information.

5.2. Non-Compete.

(a) Other than engaging in Competitive Activities on behalf of Buyer and its Affiliates, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), Seller and each Shareholder covenant and agree not to, and shall cause their respective Affiliates not to, directly or indirectly and anywhere in the Restricted Territory, conduct, manage, operate, engage in, or have an ownership interest in any business or enterprise engaged in (i) the Business, (ii) any business that uses any trademark, trade names or slogans similar to the “Potter’s Lawn & Landscaping” trademarks (including any associated logos, designs or trade dress), trade names or slogans, or (iii) any activities that are otherwise similar to, or competitive with, the Business (collectively, “Competitive Activities”). Competitive Activities are deemed to exclude (i) the operation of that certain yard for waste and tree nursery owned and operated by Parklane Trees, Inc. located at parcel 00-41-45-01-00-000-7440 in the county of Palm Beach, Florida; (ii) the operation of that certain 3 acre property (with Grant’s house and nursery for agricultural use located thereon) owned and operated by Parkland Plants & Palms, Inc., located at 7360 NW 84 Avenue, Parkland, Florida 33067, in manner consistent with the operation as of the date hereof; and (iii) the ownership of stock in any enterprise competitive with the Company or its Affiliates if the stock is publicly traded and the amount of stock held is less than one percent (1%) of the outstanding capital stock of such competitive enterprise.

(b) Other than the Shareholders engaging in Solicitation Activities on behalf of Buyer and its Affiliates, during the Non-Compete Period, Seller and each Shareholder shall not, and shall cause their respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any past, present or prospective customer or other business relation of Buyer or Seller for the provision of products or services related to the Business or in any other manner that would otherwise interfere with business relationships between Buyer and its customers and other business relations (collectively, “Solicitation Activities”).

(c) Other than the Shareholders engaging in Employee Solicitation on behalf of Buyer and its Affiliates, during the Non-Compete Period, Seller and each Shareholder shall not, and shall cause their respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any employee or staff of Buyer to leave the employ of Buyer for any reason whatsoever, nor shall Seller or any Shareholder offer or provide employment (whether such employment is for Seller or any other Person), either on a full-time basis or part-time or consulting basis, to any Person who then currently is, or who within six months immediately prior thereto was, an employee of or staffed with Buyer or Seller (collectively, “Employee Solicitation”).

(d) Seller and each Shareholder acknowledge and agree that the provisions of this Section 5.2 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the Acquired Assets. Neither Seller nor any Shareholder shall contest that Buyer’s remedies at law for any breach or threat of breach by Seller or any Shareholder or any of their Affiliates of the provisions of this Section 5.2 will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity. The restrictive covenants contained in this Section 5.2 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which Seller or any may allege against Buyer under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(e) If any of the provisions contained in this Section 5.2 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

5.3. Nondisparagement. Each party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other parties, or their Affiliates, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other parties, any of their Affiliates, or any of their then current or former respective officers, managers, employees, representatives, agents or attorneys.

5.4. Further Assurances.

(a) From time to time after the Closing, Buyer shall, at the request of Seller, execute and deliver any further instruments or documents and take all such further action as Seller may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, Seller and each Shareholder shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby, including, but not limited to, assisting Buyer with obtaining consent to assignment of any Contract purchased from Seller pursuant to this Agreement (including the Agreement for Landscape Maintenance Services RFP No. 09-04-19-09 between the City of Coconut Creek and Seller, dated October 24, 2019, and the Client Service Agreement between Seller and MatrixOneSource, dated August 8, 2019.), and obtaining assignment of, or its own version of, any Permit.

(b) After the Closing, Seller and each Shareholder shall promptly transfer or deliver to Buyer cash, checks (which shall be properly endorsed) or other property that Seller or any Shareholder may receive in respect of any (i) deposit, prepaid expense, receivable or other item that constitutes part of the Acquired Assets or relates to the Assumed Liabilities, and (ii) refunds for prepaid insurance premiums related to the Acquired Assets or the Assumed Liabilities. After the Closing, Buyer shall promptly transfer or deliver to Seller cash, checks (which shall be properly endorsed) or other property that Buyer may receive in respect of any item that is an Excluded Asset or relates to the Retained Liabilities.

5.5. Employee Matters.

(a) Effective as of immediately before the Closing, Seller shall terminate all employees of the Business who are actively at work on the Closing Date. Buyer or its Affiliates shall offer employment, on an “at will” basis, to any or all of such employees. Consistent with applicable Law, Seller shall provide Buyer access to the personnel records and personnel files of such employees, and shall provide such other information regarding their employees as Buyer may reasonably request. All such employees of Seller who accept such offers of employment with Buyer or its Affiliates are hereinafter referred to as the “Transferred Employees” and such acceptance of offers shall be effective immediately after the Closing. Each Transferred Employee shall be entitled to participate in all of Buyer’s employee benefit plans in accordance with the terms of those plans, to the same extent and in the same manner as new employees of Buyer.

(b) With respect to any benefit plans, programs, and arrangements of Buyer in which Transferred Employees participate after the Closing, Buyer shall use commercially reasonable efforts to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under Buyer’s health and welfare plans to the extent such limitations were waived or otherwise satisfied under the comparable Benefit Plans, (ii) recognize all service of Transferred Employees with Seller for purposes of eligibility to participate (but not benefit accruals), but only to the extent such service would be taken into account under a comparable Benefit Plan immediately prior to the Closing and (iii) provide that, with respect to the year in which the Closing occurs, any year-to-date covered expenses incurred on or before the Closing by a Transferred Employee or a Transferred Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing under Buyer’s health and welfare plans.

(c) Seller shall be solely responsible for any Liability, claim or expense with respect to employment, termination of employment, compensation or employee benefits of any nature owed to any current or former employee, officer, manager, member, partner or independent contractor of Seller or any ERISA Affiliate (or the beneficiary of any such individual) whether or not such individual becomes a Transferred Employee, that arises out of or relates to the provision of services to or on behalf of, or the employment relationship between, Seller or any ERISA Affiliate and any such individual or the termination of such relationship or provision of services on or before the Closing Date. Without limiting the foregoing, (i) Seller shall be responsible for the payment of any severance payment or benefits that become due to any current or former employee, officer, manager, member, partner or independent contractor as a result of the termination of such individual by Seller or any ERISA Affiliate and (ii) notwithstanding any other provision in this Agreement or in an Assumed Contract, Seller shall be responsible for all legally mandated health care continuation coverage for their, and their ERISA Affiliates’, current and former employees (and their qualified beneficiaries) who had or have a loss of coverage due to a “qualifying event” (within the meaning of Section 603 of ERISA) which occurred or occurs on or prior to the Closing Date including, without limitation, any loss of coverage that results directly or indirectly from the transactions contemplated by this Agreement.

(d) The provisions of this Section 5.5 are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, as a third party beneficiary or otherwise, to any Person who is not a party to this Agreement, nor shall any provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Buyer or Seller to amend, modify or terminate any such employee benefit plan. In addition, nothing contained herein shall be construed to (i) prohibit any amendments to or termination of any employee benefit plans or (ii) prohibit the termination or change in terms of employment of any employee (including any Transferred Employee). Nothing herein, expressed or implied, shall confer upon any employee (including any Transferred Employee) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement.

5.6. Use of Name. In furtherance of the purchase and sale of the Acquired Assets hereunder, promptly following Closing (and in no event later than 30 days after the Closing Date) the Shareholders shall cause Seller (and, upon the request of Buyer, any Affiliate of Seller) to change its legal name to a name completely dissimilar to “Potter’s Professional Lawn Care” and “Potter’s Lawn & Landscaping”, and thereafter Seller and its Affiliates shall not adopt, use, cause to be used, or approve or sanction the use of such names, or any name so similar as to cause confusion therewith. After the Closing, upon the request of Buyer, Seller and its Affiliates shall file such other documents as may be necessary to terminate Seller’s or its Affiliate’s use of any related trade name or assumed name and to permit Buyer to use such names or variations thereof.

5.7. Truck Title. In furtherance of the purchase and sale of the Acquired Assets hereunder, promptly following Closing (and in no event later than 30 days after the Closing Date) Grant shall transfer title to the certain Ford F-150 truck used in the operation of the Seller’s Business.

Article VI.
TAX MATTERS

6.1. Allocation. Within 90 days after the Closing, Buyer shall prepare and deliver to Seller the allocation (“Allocation”) of the Closing Consideration among the Acquired Assets sold by Seller (and the non-competition agreement described in Section 5.2) in a manner that is consistent with the principles set forth on Schedule 6.1, which Allocation shall be available for Seller’s review and comment for thirty (30) days. Buyer, Seller and each Shareholder agree to report, as and when required, the Allocation among the Acquired Assets in a manner consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS Form 8594). The Allocation shall be adjusted to reflect any debits made to the Holdback Balance pursuant to Section 7.5, as applicable, in accordance with the applicable provisions of Section 1060 of the Code (and any similar provision of state, local or foreign Law, as appropriate), as determined by the mutual written consent of Buyer and Seller.

6.2. Transfer Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees imposed by any Authority, if any, imposed upon the transfer of the Acquired Assets hereunder and the cost of preparing and filing of any instruments (the “Transfer Taxes”) shall be split between Buyer and Seller with 60% being paid by Buyer and the remaining 40% being paid by Seller. Buyer shall be responsible for the actual filing of any Tax Returns required to be filed. Buyer and Seller shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

6.3. Wage Reporting. Buyer and Seller agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

6.4. Cooperation on Tax Matters. Buyer, Seller, and each Shareholder agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to Seller and the Acquired Assets (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes for any period up to and including the Closing Date, pertaining to Seller and the Acquired Assets, for at least seven years following the Closing Date. At the end of such period, each party shall provide the others with at least 30 days’ prior written notice before destroying such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

Article VII.
SURVIVAL AND INDEMNIFICATION

7.1. Survival. The covenants and agreements in this Agreement or in any Ancillary Agreement shall survive the Closing. The representations and warranties under this Agreement or in any Ancillary Agreement shall survive until the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.5 (Subsidiaries), Section 3.8(a) (Title, Condition and Sufficiency of Assets), Section 3.18 (Taxes), Section 3.23 (Brokers), Section 4.1 (Organization) and Section 4.2 (Authority) (collectively, the “Fundamental Representations”), shall survive the Closing without limitation; and (ii) the representations and warranties set forth in Section 3.16 (Environmental Matters) and Section 3.17 (Employee Benefit Matters), shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. No action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to claims which have been asserted and which are the subject of a written notice from Seller to Buyer or from Buyer to Seller, as may be applicable, prior to the expiration of such survival period. Any reference to the “applicable statute of limitations” means the longer of (i) the statute of limitations governing any claims or potential claims by a Person related to the subject matter of a specific representation and warranty and (ii) the statute of limitations applicable to a claim for breach of contract in the making of any such representation or warranty.

7.2. General Indemnification.

(a) Subject to the limitations in Section 7.2(c), Seller and each Shareholder shall, jointly and severally, indemnify, defend and hold harmless Buyer and its members, managers, stockholders, directors, officers, Affiliates, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”), from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

(i) any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by Seller or the Shareholders in this Agreement or any Ancillary Agreement;

(ii) any breach of any covenant made by Seller or the Shareholders in this Agreement or any Ancillary Agreement;

(iii) the Retained Liabilities;

(iv) any matters identified on Schedule 7.2(a)(iv); or

(v) the enforcement by Buyer Indemnified Parties of any indemnification rights under this Agreement.

(b) Subject to the limitations in Section 7.2(c), Buyer shall indemnify, defend and hold harmless Seller, each Shareholder, and their respective agents and representatives (collectively, the “Seller Indemnified Parties”) from and against all Losses that are incurred or suffered by any of them in connection with or resulting from each of the following:

(i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement;

(ii) any breach of any covenant made by Buyer in this Agreement or any Ancillary Agreement;

(iii) any Assumed Liability; provided that there shall be no indemnification under this Section 7.2(b) for any Losses for which Buyer is entitled to indemnification pursuant to Section 7.2(a); or

(iv) the enforcement by Seller Indemnified Parties of their indemnification rights under this Agreement.

(c) Notwithstanding the foregoing and subject to the proviso at the end of this paragraph and the terms of this Article VII, (i) Seller and the Shareholders shall not be obligated to provide any indemnification for Losses pursuant to claims (other than Third Party Claims) for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(a)(i) unless the aggregate amount of Losses incurred by Buyer Indemnified Parties with respect to such breaches of representations and warranties exceeds $13,700 (the “Threshold”), in which case Seller and the Shareholders will be liable for all Losses without regard to the Threshold, and (ii) Buyer shall not be obligated to provide any such indemnification for Losses pursuant to claims (other than Third Party Claims) for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(b)(i), unless the aggregate amount of Losses incurred by Seller Indemnified Parties with respect to such breaches of representations and warranties exceeds the Threshold, in which case Buyer will be liable for all Losses without regard to the Threshold. The maximum aggregate obligation of (i) Seller and Shareholders for Losses pursuant to claims for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(a)(i) shall not exceed $478,000 (the “Cap”), and (ii) Buyer for Losses pursuant to claims for breaches of representations and warranties (other than Fundamental Representations) under Section 7.2(b)(i), shall not exceed the Cap. Neither the Threshold nor the Cap shall apply to Losses arising in respect of claims for misrepresentations and breach of the Fundamental Representations.

(d) In no event shall the limitations set forth in Section 7.2(c) apply to Losses suffered or incurred by any Indemnified Party as a result of, or arising out of, (A) the matters set forth in Sections 7.2(a)(ii) through 7.2(a)(v), or 7.2(b)(ii) through (iv), or (B) any fraud or intentional misrepresentation by a party.

(e) The representations and warranties in this Agreement and the Ancillary Agreements shall not be affected or diminished by, and no right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decision of any party to complete the Closing.

(f) For purposes of determining the existence of any misrepresentation or breach of warranty, and calculating the amount of any Losses incurred in connection with any such misrepresentation or breach of warranty, any and all references to material or Material Adverse Effect (or other correlative terms) shall be disregarded.

7.3. Process for Indemnification.

(a) A party entitled to indemnification hereunder shall herein be referred to as an “Indemnified Party.” A party obligated to indemnify an Indemnified Party hereunder shall herein be referred to as an “Indemnifying Party.” As soon as is reasonable after an Indemnified Party either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VII, notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnifying Party shall not relieve Indemnifying Party of its indemnity obligation, except to the extent Indemnifying Party is actually prejudiced in its defense of the action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known. Except as provided in this Section 7.3, Indemnifying Party shall, at its sole expense, have the right to retain counsel acceptable to the Indemnified Party, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 15 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party; provided, further, that (1) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to fully satisfy and discharge the Third Party Claim subject to the limitations with respect to indemnification included in this Agreement; (2) the Third Party Claim is not, in the reasonable judgment of the Indemnified Party, likely to result in Losses that will exceed the Cap; (3) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (4) assumption by the Indemnifying Party of such Third Party Claim could not reasonably be expected to cause a material adverse effect on the Indemnified Party’s business , and (5) the Indemnifying Party shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3), (4) and (5) being collectively referred to as the “Litigation Conditions”). The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim or if representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of such counsel, constitute a non-waivable conflict of interest under applicable standards of professional conduct. The Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions.

(b) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party directly related to the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(c) If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.3, the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.3, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed on a monthly basis by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time.

7.4. Mitigation; Insurance.

(a) Any Indemnified Party shall mitigate Losses relating to a claim under this Article VII to the extent required by Law.

(b) All Losses sought by Indemnified Party hereunder shall be net of any insurance proceeds actually received by Indemnified Party with respect to such indemnification claim (net of any increase or retroactive premiums and costs of recovery). If any such proceeds are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment).

7.5. Holdback.

(a) If Seller or a Shareholder becomes obligated to make any payment to any Buyer Indemnified Party pursuant to this Article VII prior to the date that is twenty-four (24) months after the Closing Date (the “Holdback Release Date”) and when the Holdback Balance is greater than zero (0), such payment shall first be debited to the Holdback Balance until the Holdback Balance equals zero (0); provided, however, that the terms of this Section 7.5 shall not apply to limit any amounts owned in excess of the Holdback Balance or after the Holdback Release Date.

(b) On the Holdback Release Date, Buyer shall release and pay to Seller the Holdback Balance, subject to retention of any amount equal to the amount of any indemnification claim made by any Buyer Indemnified Party that is unresolved as of the Holdback Release Date (which retained amount shall be released and paid to the applicable party upon final resolution of all such unresolved claims).

7.6. Right of Surrender. Without limiting any other remedies available at law or in equity, any amounts owing from Seller or a Shareholder pursuant to this Article VII may, at the election of Buyer, be paid by causing Seller or a Shareholder, to the extent a Shareholder is holder of such securities at such time, to surrender that number of securities of ANC Potter’s issued to Seller in exchange for the Contributed Assets pursuant to the Contribution Agreement, with each such security valued at fair market value, as reasonably determined by the Board of Managers of ANC Potter’s acting in good faith.

7.7. Remedies Exclusive. The remedies provided in this Article VII shall be the sole and exclusive remedies of any Indemnified Party related to any and all Losses incurred because of or resulting from or arising out of this Agreement and any Ancillary Agreements; provided, however, that nothing contained in this Article VII shall be deemed to limit or restrict in any manner (a) any rights or remedies which any Indemnified Party has, or might have, at law or in equity based on fraud or intentional misrepresentation, or (b) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.

7.8. Tax Treatment. Any indemnification payments under this Article VII and all debits to the Holdback Balance pursuant to Section 7.5 shall be treated for Tax purposes as adjustments to the Final Closing Consideration to the extent permitted by applicable Law.

Article VIII.
MISCELLANEOUS

8.1. Interpretive Provisions.

(a) Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders.

(b) The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

8.2. Entire Agreement. This Agreement (including the Schedules and the exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the parties with respect to the subject matter hereof. The parties agree and acknowledge that as of the Closing Date, the letter of intent dated August 28, 2019 by and between Andover National Corporation and Seller is terminated.

8.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned by Seller or any Shareholder without the prior written consent of Buyer, and any sale by either Shareholder of an equity interest in Seller shall be deemed an assignment for the purposes of this Agreement.

8.4. Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.5. Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

8.6. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear the expenses incurred by that party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

8.7. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic mail, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when transmission confirmation is received if delivered by facsimile during normal business hours, when delivered if delivered by electronic mail, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

to Seller, to:

Potter’s Professional Lawn Care, Inc.

1270 SW 8th Street

Boca Raton, FL 33486

Email: nina@potterslawn.com

with a copy to:

Brinkley Morgan

100 Southeast Third Ave

23rd Floor

Fort Lauderdale, Florida 33394

Attn: Mark Levy, Esq.

Email: mark.levy@brinkleymorgan.com

to a Shareholder, as applicable, to:

Nina Potter Fernandez
1270 SW 8th Street

Boca Raton, FL 33486

Email: nina@potterslawn.com

Grant Potter

7860 NW 84th Avenue

Parkland, FL 33067

Email: trainingwithpotter@gmail.com

to Buyer to:

Potter’s Professional Lawn Care, LLC

c/o Andover National Corporation

333 Avenue of the Americas

Suite 2000,

Miami, FL 33131-2185

Attn: Jeffrey C. Piermont, Vice President

Email: jcp@andovernational.com

with a copy to:

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, NY 14604

Attention: Mario Fallone, Esq.

Email: mfallone@hselaw.com

or at such other address for a party as shall be specified by like notice.

8.8. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the United States District Court located in Wilmington, Delaware or in the absence of jurisdiction, the state courts located in the Wilmington, Delaware, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 8.7 or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 8.7, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

8.9. Public Announcements. None of Seller or any Shareholder shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Buyer (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

8.10. No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

8.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.12. Delivery by Facsimile and Email. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

Article IX.
CERTAIN DEFINITIONS

9.1. The following terms shall have the following meanings:

“Accounting Methods” means GAAP, applied in a manner consistent with Seller’s historical accounting methods, principles and practices, including with respect to the preparation of the Financial Statements.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“ANC Solutions” means Andover Environmental Solutions, LLC, a Delaware limited liability company.

“Ancillary Agreement” means any agreement, exhibit, schedule, statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

“Balance Sheet Date” means December 31, 2018.

“Base Amount” means $1,680,000.

“Books and Records” means all of the books and records, in all formats (both tangible and intangible), used or maintained by or on behalf of Seller in connection with or otherwise related to the Business, including (a) executed copies of all of the written Assumed Contracts, if any, and written descriptions of any oral Assumed Contracts, if any, (b) copies of all Contracts relating to the engagement of or the performance of services by the clients and customers of the Business, (c) all equipment, product and other warranties pertaining to the Acquired Assets, (d) all technical information and any data, maps, computer files, diagrams, blueprints and schematics, (e) all filings made with or records required to be kept by any Governmental Authority (including all backup information on which such filings are based) including Tax Returns that relate to the Business, (f) all research and development reports, (g) all equipment and operating logs, (h) all financial and accounting records, (i) all employment records, and (j) all creative, promotional or advertising materials

“Business Data” means all business information and personally identifying information and data (whether of employees, contractors, consultants, customers, clients, consumer or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by Seller.

“Business Day” means any day other than a day on which banks in the State of New York are required or authorized to be closed.

“Cash” means, as of any applicable time of determination, Seller’s actual cash (bank) balances, cash equivalents (including cash on hand and deposits in transit), which shall be reduced by any Restricted Cash, and marketable securities (net of any breakage costs that would be incurred in connection with the liquidation thereof), in each case, determined in accordance with GAAP applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Balance Sheet.

“Closing Indebtedness” means the Indebtedness as set forth on the Closing Statement.

“Closing Transaction Expenses” means the Transaction Expenses as set forth on the Closing Statement.

“Closing Working Capital” means the Working Capital of Seller as set forth on the Closing Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other binding agreement, commitment, arrangement or understanding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security or security breach notification requirements and applicable to Seller, any IT Systems or any Personal Information: (i) Seller’s own rules, policies, and procedures; (ii) all Laws applicable to Seller; (iii) industry standards applicable to the industry in which Seller operates; and (iv) Contracts to which Seller is a party or otherwise subject.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal of Personal Information.

“Encumbrances” means all liens, charges, mortgages, pledges, security interests or other encumbrances of any kind.

“Environmental Laws” means all foreign, federal, state and local laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements, legally-binding requirements, work practices, standards and norms relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety) or (ii) Hazardous Substances.

“Environmental Liabilities” means any and all losses, claims, demands, Liabilities, causes of action, damages, costs and expenses, fines or penalties (including without limitation attorney fees and other defense costs), known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future asserted against or incurred by Buyer arising out of or related to (a) any environmental condition first existing or occurring on or prior to the Closing Date or resulting from facts, circumstances or events first existing or occurring on or prior to the Closing Date, including without limitation, (i) the presence, disposal, discharge, release or other handling or management of, or exposure to, Hazardous Substances at, on, in or under any the Leased Real Property or property now or previously owned, operated, leased or otherwise used by Seller in connection with the Business or the Acquired Assets (including, for the avoidance of doubt, any post-Closing migration, movement or continuing discharge, disposal or release of, or exposure to, any Hazardous Substances first present, discharged, disposed or released on or prior to the Closing Date), or (ii) the off-site or on-site transportation, storage, treatment, recycling, other handling, discharge, disposal or release of Hazardous Substances by or on behalf of Seller or any Person under their control in connection with the Business or the Acquired Assets; (b) any violation of, or Liability under, any Environmental Law or any Environmental Permit first existing or occurring prior to the Closing Date (including without limitation costs and expenses incurred or required to bring the Leased Real Property, Business or Acquired Assets into compliance with all applicable Environmental Laws and Environmental Permits and any fines, penalties and defense costs incurred by Buyer) with respect to the Business, the Acquired Assets, the Leased Real Property or any property now or previously owned, operated, leased or otherwise used by Seller in connection with the Business or the Acquired Assets; or (c) any environmental condition or any violation of, or liability under, Environmental Laws or Environmental Permits with respect to the Leased Real Property that arise out of, relate to, or result from (i) any acts or omissions of Seller or its Affiliate or any other Person under their control after the Closing Date or (ii) the ownership of the Leased Real Property after the Closing Date.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that is treated as a single employer with Seller under Section 414 of the Code.

“Estimated Closing Consideration” means an amount equal to the total of (a) the Base Amount, minus (b) the amount, if any, by which Estimated Working Capital is less than Target Working Capital, plus (c) the amount, if any, by which Estimated Working Capital is greater than Target Working Capital, minus (d) the Estimated Indebtedness, minus (e) the Estimated Transaction Expenses.

“Estimated Indebtedness” means the Indebtedness as set forth on the Estimated Closing Statement.

“Estimated Transaction Expenses” means the Transaction Expenses as set forth on the Estimated Closing Statement.

“Estimated Working Capital” means the Working Capital of Seller as set forth on the Estimated Closing Statement.

“Final Closing Consideration” means an amount equal to the total of (a) the Base Amount, minus (b) the amount, if any, by which Final Working Capital is less than Target Working Capital, plus (c) the amount, if any, by which Final Working Capital is greater than Target Working Capital, minus (d) the Final Indebtedness minus (e) the Final Transaction Expenses.

“Final Indebtedness” means the Closing Indebtedness, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

“Final Working Capital” means the Closing Working Capital, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

“Final Transaction Expenses” means the Closing Transaction Expenses, (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.3 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.3 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter’s calculation delivered pursuant to Section 1.3.

“GAAP” means United States generally accepted accounting principles consistently applied throughout the relevant periods.

“Hazardous Substances” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials and wastes regulated under Environmental Laws.

“Holdback Amount” means $137,000 plus the Purchase Price Adjustment Holdback Amount.

“Holdback Balance” means, as of any date, the Holdback Amount, minus (x) the amount of any Third Party Claims (or portion thereof) satisfied by a debit against the Holdback Balance according to Section 7.5(a) minus (y) all amounts previously released from the Holdback Balance according to Section 1.3.

“Indebtedness” means all principal, interest, premiums, penalties or other Liabilities related to (a) all indebtedness of Seller for borrowed money, including shareholder loans, (b) all obligations (contingent or otherwise) of Seller for the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) (including notes payable to the sellers of such property or services), (c) all other obligations of Seller evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller, (e) all obligations of Seller as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of Seller under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all obligations in respect of unfunded pensions, (i) all Indebtedness of the type referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by Seller , or in effect guaranteed directly or indirectly by Seller through an agreement (w) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (x) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (y) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (z) otherwise to assure a creditor against loss; provided, that such Indebtedness referred under this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP, (j) all Indebtedness of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and Contract rights) owned by Seller, even though such Person has not assumed, become liable for or guaranteed the payment of such Indebtedness, (k) all liabilities of the Seller under or in connection with any accrued bonuses, deferred compensation bonuses and accrued paid-time off that have been or should be accrued, in accordance with GAAP, (including all related Taxes, including the employer’s share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to such amounts), (l) any unfunded capital expenditures committed to by Seller or any deferred capital expenditures, (m) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties payable upon repayment of any items of Indebtedness of the type referred to in clauses (a) through (j) above. Notwithstanding the preceding sentence, Indebtedness shall not include the Equipment Financing.

“knowledge”, “to the knowledge” or “known” and words of similar import means the actual knowledge of a natural person or, with respect to a Person that is not a natural person, the actual knowledge of the shareholders, directors, officers and management of such Person, after due inquiry.

“Laws” means any federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, certificate, judgment, order, award or other determination, decision or requirement of any Authority.

“Liability(ies)” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any and all losses, Liabilities, damages (including punitive damages), diminution in value, penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement; provided, that Losses shall not include punitive damages unless payable to third parties.

“Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is or could be reasonably expected to be material and adverse to the business, properties, operations, condition (financial or otherwise), or results of operations of Seller taken as a whole. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

“Ordinary Course of Business” means, with respect to Seller, the ordinary course of business consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP; and (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP and do not otherwise constitute a breach of or an event of default under any Lease.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Personal Information” means such term or like terms set forth in any Law that describes, covers or defines data that identifies or can be used to identify individuals or that is otherwise regulated, protected or covered by any Law.

“Purchase Price Adjustment Holdback Amount” means $9,884.

“Restricted Cash” means cash deposits, cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, in each case, determined in accordance with GAAP applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Balance Sheet.

“Restricted Territory” means any territory within a 200-mile radius of any of the facilities of ANC Solutions and its Affiliates set forth on Schedule 9.1(a) hereto.

“Schedule(s)” means the disclosure schedules attached hereto and made a part hereof.

“Seller Product” means all products and services (including products and services under development) made commercially available, distributed, sold or licensed out by or on behalf of Seller.

“Shareholder” means each of Nina and Grant.

“Target Working Capital” means $98,839.

“Tax” means (i) all federal, state, local or non-U.S. income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, registration, value added, franchise, license, social security, unemployment, disability, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, windfall profit , personal property, environmental, alternative or add-on minimum, custom duties, estimated or any other taxes, fees, assessments, or charges of any kind whatsoever, whether computed on a separate or consolidate, unitary or combined basis or in any other manner, together with any interest and any penalties, additions to tax or additional amounts and (ii) any obligation to indemnify or otherwise assume or succeed to any Liability described in clause (i) hereof of any other Person whether by Contract or under common law doctrine of de facto merger and successor liability or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Transaction Expenses” means (without duplication), the collective amount payable by, or liabilities of Seller or any Shareholder that were incurred by Seller or such Shareholder (if any) to outside legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby, including one hundred percent (100%) of the costs and expenses of obtaining any third party consents (including customer consents), forty percent (40%) of the Transfer Taxes and other taxes, fees and charges described in Section 6.2, and one hundred percent (100%) of the filing fees incurred by Seller in connection with any filing by Seller with a Governmental Authority.

“Working Capital” means the excess of (i) the sum of Seller’s current  assets (including Cash) determined in accordance with the Accounting Methods applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Balance Sheet, over (ii) the sum of Seller’s current liabilities determined in accordance with the Accounting Methods applied on a basis consistent with the accounting principles and policies used in the preparation of the Interim Balance Sheet. A sample calculation of Working Capital is set forth on Schedule 9.1(b) and Working Capital shall be calculated in a manner consistent therewith.

9.2. Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

“Acquired Assets”	1.1(a)
“Acquired Receivables”	3.10(a)
“Agreement”	Preamble
“Allocation”	6.1
“ANC Potter’s”	1.1(b)
“Arbiter”	1.3(d)
“Assumed Contracts”	1.1(a)(v)
“Assumed Liabilities”	1.1(d)
“Benefit Plan”	3.17(a)
“Bill of Sale”	1.1(d)
“Business”	Recitals
“Business Vehicles”	3.8(c)
“Buyer”	Preamble
“Buyer Indemnified Parties”	7.2(a)
“Cash-Purchased Assets”	1.1(a)
“Cap”	7.2(c)
“Closing”	2.1
“Closing Consideration”	1.2(b)
“Closing Date”	2.1

“Closing Statement”	1.3(a)
“Competitive Activities”	5.2(a)
“Confidential Information”	5.1
“Contribution Agreement”	1.1(b)
“Contributed Assets”	1.1(b)
“Effective Time”	2.1
“Employee Solicitation”	5.2(c)
“Environmental Documents”	3.16(f)
“Environmental Permits”	3.16(a)
“Equipment Financing”	1.1(d)(iii)
“ERISA”	3.17(a)
“Estimated Closing Statement”	1.2(a)
“Excluded Assets”	1.1(c)
“Financial Statements”	3.6
“Fundamental Representations”	7.1
“Grant”	2.2(a)(v)
“Grant Employment Agreement”	2.2(a)(iv)
“Holdback Release Date”	7.5(a)
“Indemnified Party”	7.3(a)
“Indemnifying Party”	7.3(a)
“Intellectual Property”	3.12(a)
“Interim Balance Sheet”	3.6
“Interim Balance Sheet Date”	3.6
“Interim Financial Statements”	3.6
“IRS”	3.17(b)
“IT Systems”	3.12(b)
“Lease Agreements”	2.2(a)(vi)
“Leases”	3.9(b)
“Leased Real Property”	3.9(b)
“Litigation”	3.14
“Litigation Conditions”	7.3(a)
“Material Contracts”	3.13(a)
“Material Owned Intellectual Property”	3.12(a)
“Nina”	2.2(a)(iii)
“Nina Employment Agreement”	2.2(a)(iii)
“Non-Compete Period”	5.2(a)
“Notice of Disagreement”	1.3(c)
“Permits”	3.15
“Retained Liabilities”	1.1(e)
“Seller”	Preamble
“Seller Indemnified Parties”	7.2(b)
“Shareholder(s)”	Recitals
“Significant Customer”	3.24
“Significant Supplier”	3.25
“Solicitation Activities”	5.2(b)
“Taxing Authority”	3.18(a)
“Third Party Claim”	7.3(a)
“Threshold”	7.2(c)
“Transferred Employees”	5.5(a)
“Transfer Taxes”	6.2

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

POTTER’S PROFESSIONAL LAWN CARE, LLC

By:	/s/ Jeffrey C. Piermont
Name:	Jeffrey C. Piermont
Title:	Vice President

POTTER’S PROFESSIONAL LAWN CARE, INC.

By:	/s/ Nina Potter Fernandez
Name:	Nina Potter Fernandez
Title:	President

/s/ Nina Potter Fernandez
Nina Potter Fernandez, individually

/s/ Grant Potter
Grant Potter, individually

[Signature Page to Asset Purchase and Contribution Agreement]

EXHIBIT A

Contribution Agreement

EXHIBIT B

Bill of Sale

EXHIBIT C

Nina Employment Agreement

EXHIBIT D

Grant Employment Agreement

EXHIBIT E-1

Lease Agreement for 366 SW 14 Ave, Pompano Beach, FL 33069

EXHIBIT E-2

Lease Agreement for 377 SW 14 Ave, Pompano Beach, FL 33069